 As filed with the Securities and Exchange Commission on July 5, 2024.

Registration No. 333-233574

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT NO. 333-233574

UNDER THE SECURITIES ACT OF 1933

HEALTHEQUITY, INC.
(Exact name of registrant as specified in its charter)

Delaware	52-2383166
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

15 W. Scenic Pointe Dr., Suite 100 Draper, Utah	84020
(Address of Principal Executive Offices)	(Zip Code)

WageWorks, Inc. Amended and Restated 2010 Equity Incentive Plan
 (Full title of the plan)

Jon Kessler
President and Chief Executive Officer
15 W. Scenic Pointe Dr., Ste. 100
Draper, Utah 84020
(Name and address of agent for service)

(801) 727-1000
(Telephone number, including area code, of agent for service)

Copies to:

Matthew Haddad, Esq.
Michael A. Katz, Esq.
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
(212) 728-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,”

“accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

HealthEquity, Inc. (the “Registrant”) is filing this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (this “Post-Effective Amendment”) to the registration statement on Form S-8 (File No. 333-233574) filed by the Registrant with the Securities and Exchange Commission on August 30, 2019 registering the offer and sale of 544,089 shares of common stock of the Registrant, par value $0.0001 per share (“Common Stock”), issuable upon settlement of restricted stock units issued under the WageWorks, Inc. 2010 Equity Incentive Plan, as amended and restated (the “Plan”), that were assumed by the Registrant and converted into restricted stock units with respect to the Common Stock pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated June 26, 2019, by and among the Registrant, WageWorks, Inc., and Pacific Merger Sub Inc., a wholly owned subsidiary of the Registrant (the “Prior Registration Statement”).

As of the date hereof, 134,733 shares of Common Stock that were previously registered for issuance under the Prior Registration Statement remain unissued and are not subject to outstanding awards under the Plan. In accordance with the undertakings contained in the Prior Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, the Company hereby deregisters 134,733 shares of Common Stock that have not been and will not be issued under the Plan. No shares of Common Stock remain subject to outstanding stock awards previously granted under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Prior Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Draper, State of Utah, on July 5, 2024.

HEALTHEQUITY, INC.

By:	/s/ Jon Kessler
Name:	Jon Kessler
Title:	President and Chief Executive Officer

No other person is required to sign this Post-Effective Amendment No.1 to the Prior Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.